Exhibit 99.80

Press Release
Available for Immediate Publication: October 30, 2009

First National Bank of Northern California Reports Third Quarter 2009 Earnings of $0.35 Per Diluted Share

Source: FNB Bancorp (CA) (Bulletin Board: FNBG)
South San Francisco, California
Website: www.fnbnorcal.com

Contacts:
Tom McGraw, Chief Executive Officer (650) 875-4864
Dave Curtis, Chief Financial Officer (650) 875-4862

FNB Bancorp (Bulletin Board: FNBG), parent company of First National Bank of Northern California, today announced operating earnings for the third quarter of 2009 of $1,049,000 or $0.35 per diluted share after deducting dividends on preferred stock, compared to operating earnings of $1,047,000 or $0.34 per diluted share for the third quarter of 2008. Net income for the third quarter of 2009 was $1,263,000, before the payment of preferred stock dividends, compared to net income of $1,047,000 in the third quarter of 2008. Dividend payments on the preferred shares outstanding were made as required by the Treasury Department’s Capital Purchase Program during the third quarter of 2009. Total consolidated assets as of September 30, 2009 were $699,313,000 compared to $660,957,000 as of December 31, 2008.

During the first nine months of 2009, assets grew by $38,356,000 or 6% above December 31, 2008 levels. Total deposits increased by $84,257,000 or approximately 17% during this same time period. Our deposit growth during the first nine months of 2009 has allowed us to repay over $56 million in Federal Home Loan Bank advances during this same period. The current rate environment of very low short term rates has negatively affected our taxable equivalent net interest margin, which has decreased to 4.62% during the third quarter of 2009, compared with 4.75% for the same period in 2008. “During the third quarter of 2009, we purchased approximately $19 million dollars of performing loans from another community bank. Management has been, and continues to look for market opportunities as other institutions downsize and shed assets. Also during the third quarter, we added $796,000 into our provision for loan losses in order to bolster our allowance for loan losses. This action was taken to insure reserves were sufficient to absorb any future losses that may occur in our lending portfolio. We believe that the level of the provision for the remainder of 2009 is expected to be lower than the provision levels recorded during the first nine months of the year,” stated Tom McGraw, CEO.

Financial Highlights: Third Quarter, 2009
Consolidated Statements of Earnings
(in ‘000s except earnings per share amounts)

	Three months ended September 30, 2009	Three months ended September 30, 2008	Nine months ended September 30, 2009	Nine months ended September 30, 2008

Interest income	$9,283	$9,787	$26,837	$29,815
Interest expense	2,293	2,725	6,974	8,888

Net interest income	6,990	7,062	19,863	20,927
Provision for loan losses	(796)	(300)	(3,696)	(1,590)
Noninterest income	1,672	769	4,266	3,167
Noninterest expense	6,427	6,481	20,605	18,944

Interest before income taxes	1,439	1,050	(172)	3,560
Provision for income taxes	(176)	(3)	250	(536)

Net earnings (loss)	1,263	1,047	78	3,024
Dividends and discount accretion on preferred stock	214	─	419	─

Net earnings (loss) available to common shareholders	$1,049	$1,047	$(341)	$3,024

Basic earnings per share	$0.35	$0.34	$(0.11)	$0.98
Diluted earnings per share	$0.35	$0.34	$(0.11)	$0.97

Average assets	$694,806	$661,328	$675,487	$655,178
Average equity	$78,525	$67,189	$76,834	$67,562
Return on average assets	0.60%	0.63%	-0.20%	1.85%
Return on average equity	5.34%	6.23%	-1.78%	17.90%
Efficiency ratio	74%	83%	85%	79%
Net interest margin (taxable equivalent)	4.62%	4.75%	4.43%	4.78%
Average shares outstanding	3,030	3,055	3,030	3,092
Average diluted shares outstanding	3,030	3,065	3,030	3,118

Financial Highlights: Third Quarter, 2009

Consolidated Balance Sheets (in ‘000s)	As of September 30, 2009	As of December 31, 2008	As of September 30, 2008	As of December 31, 2007

Assets:
Cash and cash equivalents	$46,371	$14,865	$17,873	$15,750
Securities available for sale	94,264	99,221	104,489	94,432
Loans, net	506,537	497,984	489,644	489,574
Premises, equipment and leasehold improvements	12,040	13,030	13,378	13,686
Other real estate owned	9,425	3,557	3,819	440
Goodwill	1,841	1,841	1,841	1,841
Other assets	28,835	30,459	29,252	28,742

Total assets	$699,313	$660,957	$660,296	$644,465

Liabilities and stockholders’ equity:
Deposits:
Demand and NOW	$174,826	$179,688	$184,014	$181,638
Savings and money market	279,696	179,382	181,426	181,276
Time	130,645	141,840	155,030	136,341

Total deposits	585,167	500,910	520,470	499,255
Federal Home Loan Bank advances	30,000	86,100	66,000	66,000
Federal funds purchased	─	─	─	5,595
Accrued expenses and other liabilities	5,218	5,798	7,275	7,070

Total liabilities	620,385	592,808	593,745	577,920
Stockholders’ equity	78,928	68,149	66,551	66,545

Total liab. and stockholders’ equity	$699,313	$660,957	$660,296	$644,465

Other Financial Information
Allowance for loan losses	$9,424	$7,075	$6,031	$5,638
Nonperforming assets	$32,164	$17,659	$15,694	$11,905
Total gross loans	$515,961	$505,059	$495,675	$495,212

“We are working very hard to insure our loan customers have the credit they need as they plan for the future. The Treasury Department has gone on record that they believe the recession may have ended. While that may be technically true, we are also acutely aware of the fragile real estate and business climate that currently exists. The strength of our balance sheet will allow us to grow our banking franchise locally in a safe and sound manner during a time when others may be required to sell assets and shrink their institutions,” continued Mr. McGraw.

“Management has had to make some painful decisions during the first nine months of 2009. Our level of OREO assets and nonperforming loans have steadily increased during the first nine months of 2009. Management has instituted plans that we believe will reduce the OREO and nonperforming levels in the near future. Management is committed to reducing nonperforming assets as soon as possible. We believe our decisions and proactive approach in dealing with troubled credits has paved the way for the Bank to attract new customers, grow our franchise, reduce future credit related problems and to provide a solid investment for our shareholders,” stated Mr. McGraw.

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management’s assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally or regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by FNB Bancorp with the Securities and Exchange Commission, should be carefully considered when evaluating its business prospects. FNB Bancorp undertakes no obligation to update any forward-looking statements contained in this release.